September 27, 2011

Ranger Funds Investment Trust

300 Crescent Court, Suite 1100

Dallas, TX  75201

Re: Ranger Funds Investment Trust, File Nos. 333-175328 and 811-22576

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed on September 23, 2011 with Pre-Effective Amendment No. 1 to the Ranger Funds Investment Trust's Registration Statement (the “Registration Statement”) and is being refiled with Pre-Effective Amendment No. 2 to the Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Pre-Effective Amendment No. 2 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

 /s/ Thompson Hine LLP

THOMPSON HINE LLP